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                                                                  EXHIBIT 99.1

                                                                  News Release

FOR FURTHER INFORMATION:
Elliott J. Broderick                        Fred Nachman
Chief Financial Officer                     Marjan Communications Inc.
(248) 644-7110                              (312) 867-1771


FOR IMMEDIATE RELEASE



            MALAN REALTY INVESTORS ANNOUNCES SALE OF SIX PROPERTIES,
                        RETIREMENT OF CONVERTIBLE NOTES


         BINGHAM FARMS, MICH., JULY 15, 2003 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced that it has closed on the sales of six properties and retired its $27 million Secured Convertible Notes.

         The properties, located in Rockford, Illinois; Lawrence, Kansas; Springfield and Cape Girardeau, Missouri; Clinton Township, Michigan; and Marshfield, Wisconsin consist of 743,000 square feet of gross leasable area. Proceeds of the sales, which generated $24.4 million after expenses, were used to pay down $19.7 million of debt. The company anticipates using the balance of the funds to pay down additional debt and for working capital purposes. Malan also has another 10 properties under contract for sale and 22 under letter of intent.


         The nine-year $27 million 8.5% Convertible Notes, which were collateralized by Bricktown Square in Chicago, were paid off using a combination of existing working capital and the proceeds of a $20.5 million bridge loan from UBS Real Estate Investments, Inc. The loan, which is also secured by Bricktown Square, is for a period of two years and bears interest at the rate of 350 basis points over LIBOR with a floor of 6.5%.



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         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 40 properties located in eight states that contains an aggregate of approximately 3.6 million square feet of gross leasable area.



         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, the cost of litigation in which the company is involved, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.



         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or through Company News On-Call by fax at (800) 758-5804, ext. 114165, or www.prnewswire.com.



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